EXHIBIT 3.1(a)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           OSWEGO COUNTY BANCORP, INC.


        OSWEGO COUNTY BANCORP, INC., a corporation organized and existing under the General Corporation Law ofthe State of Delaware, DOES HEREBY CERTIFY:

        1. That paragraph (A) of Article 4 of the corporation's Certificate of Incorporation is hereby amended to read as follows:

                      A. The total number of shares of all classes of stock
               which the Corporation shall have the authority to issue is 3,500,000 consisting of 3,000,000 shares of Common Stock, par value one cent ($.01) per share (the "Common Stock") and 500,000 shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

        2. That the foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, said OSWEGO COUNTY BANCORP, INC. has caused this Certificate to be signed by Gregory J. Kreis, its President and Chief Executive Officer and Mary E. Lilly, its Secretary, both being authorized officers, this 24th day of April, 2000.

OSWEGO COUNTY BANCORP, INC.

By:     /s/ Gregory J. Kreis                       By:    /s/ Mary E. Lilly
     ---------------------------------------            -------------------
        Gregory J. Kreis                                  Mary E. Lilly
        President                                         Secretary


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